Exhibit 99.1

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

Contact:

Media:	Analysts:
Susan Gallagher	Doug Fischer
(314) 554-2175	(314) 554-4859
sgallagher@ameren.com	dfischer@ameren.com

FOR IMMEDIATE RELEASE

Ameren Board Elects Thomas R. Voss Chairman

BJC HealthCare President and CEO Steven H. Lipstein Elected,

11 Directors Re-Elected to Ameren Board

ST. LOUIS, MO, April 27, 2010—The board of directors of Ameren Corporation (NYSE: AEE) announced today that Ameren president and CEO Thomas R. Voss was elected to the position of board chairman at their regularly scheduled meeting, conducted after today’s annual meeting of shareholders.

Voss succeeds Gary L. Rainwater, 63, executive chairman, who retired from Ameren today after a 31-year career with the company.

Voss, 62, was elected president and chief executive officer of Ameren in May 2009. He had been president and CEO of Ameren’s Missouri utility, AmerenUE, since January 2007. Voss joined the company in 1969.

In addition, Ameren shareholders today elected Steven H. Lipstein, president and chief executive officer of BJC HealthCare, and re-elected 11 other business leaders to Ameren’s Board of Directors: Stephen F. Brauer, chairman and chief executive officer of Hunter Engineering Company; Ellen M. Fitzsimmons, senior vice president of law and public affairs, general counsel and corporate secretary of CSX Corporation; Walter J. Galvin, vice chairman of Emerson Electric Co.; Gayle P. W. Jackson, Ph.D., president and chief executive officer of Energy Global, Inc.; James C. Johnson, retired vice president and assistant general counsel, commercial airplanes, of The Boeing Company; Charles W. Mueller, retired chairman and chief executive officer of Ameren; Harvey Saligman, partner of Cynwyd Investments; Patrick T. Stokes, former chairman of Anheuser-Busch Companies, Inc.; Thomas R. Voss; Stephen R. Wilson, chairman, president and chief executive officer of CF Industries Holdings, Inc.; and Jack D. Woodard, retired executive vice president and chief nuclear officer of Southern Nuclear Operating Company, Inc.

With assets of $24 billion, Ameren serves 2.4 million electric customers and 900,000 natural gas customers in a 64,000-square-mile area of Missouri and Illinois.

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